UNITED STATES
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TechTeam Global, Inc.

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SEC 1913 (02-02)

TECHTEAM GLOBAL, INC.
27335 West 11 Mile Road
Southfield, Michigan 48033
(248) 357-2866
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	Wednesday, May 6, 2009, at 10:00 a.m. Eastern Daylight Time.

Place	The Langham Hotel, 250 Franklin Street, Boston, Massachusetts.

Items of	1)	To elect seven (7) directors to the Board of Directors of TechTeam Global, Inc.;
Business

	2)	To ratify the appointment of Ernst & Young LLP as TechTeam’s independent registered public accounting firm for the year ending December 31, 2009; and

	3)	To consider such other business as may properly come before the Annual Meeting.

Adjournments And Postponement	Any action on the items of business described above may be considered at the Annual Meeting at the time and date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were a TechTeam stockholder as of the close of business on March 20, 2009.

Meeting Admission	You are entitled to attend the Annual Meeting only if you were a TechTeam stockholder as of March 20, 2009, or hold a valid proxy for the Annual Meeting.

Voting	Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may submit your proxy or voting instructions by completing the proxy card and returning it in the pre-addressed envelope provided or, in many cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers beginning on page 3 of this Proxy and the instructions on the proxy card.

By order of the Board of Directors,

March 30, 2009	Michael A. Sosin
Corporate Vice President, Secretary
and General Counsel

PROXY STATEMENT

TECHTEAM GLOBAL, INC.
27335 W. 11 Mile Road,
Southfield, Michigan 48033
(248) 357-2866
PROXY STATEMENT
     The Board of Directors of TechTeam Global, Inc. (“TechTeam” or the “Company”) is soliciting proxies for the 2009 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.
     The Board of Directors of TechTeam (the “Board of Directors” or the “Board”) has set March 20, 2009 as the record date for the Annual Meeting. Stockholders of record who owned TechTeam’s common stock at the close of business on that date are entitled to vote at and attend the Annual Meeting, with each share entitled to one vote on each matter covered in this proxy statement. There were approximately 10,891,858 shares of TechTeam’s common stock outstanding on the record date.
This notice of annual meeting, proxy statement, the accompanying form of proxy and TechTeam’s Annual Report to Stockholders for the year ended December 31, 2008, are first being mailed on or about April 10, 2009 to stockholders entitled to vote at the Annual Meeting.
QUESTIONS AND ANSWERS

Q:	When and where is the Annual Meeting?

A:	TechTeam’s 2009 Annual Meeting of Stockholders is being held on Wednesday, May 6, 2009, at 10:00 a.m. Eastern Daylight Time at The Langham Hotel, 250 Franklin Street, Boston, Massachusetts. Please visit www.techteam.com for a map providing directions to the Annual Meeting.

Q:	Do I need a ticket to attend the Annual Meeting?

A:	No, you will not need a ticket to attend the Annual Meeting. However, we ask that you bring evidence that you are a stockholder of record as of the record date, such as your most recent account statement prior to March 20, 2009.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving a proxy statement and proxy card from us because you owned shares of common stock of TechTeam on the record date. This proxy statement describes proposals on which we would like you, as a stockholder, to vote. It also provides you information regarding these proposals so that you can make an informed decision. The proxy card is used for voting.

Q:	What am I voting on?

A:	You are being asked to vote on:
•	The election of seven nominees to serve on our Board of Directors; and

•	The ratification of the appointment of Ernst & Young LLP to serve as TechTeam’s independent registered public accounting firm for the year ending December 31, 2009.

Q:	What is the effect of signing and returning my proxy card?

A:	When you sign and return the proxy card, you appoint Gary J. Cotshott and Margaret M. Loebl as your representatives at the Annual Meeting. Mr. Cotshott and Ms. Loebl will vote your shares at the Annual Meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance of the Annual Meeting just in case your plans change. You can vote in-person at the Annual Meeting, even if you have already sent in your proxy card.

If you sign and return but do not indicate on the proxy card how you want your votes cast, Mr. Cotshott and Ms. Loebl will vote your shares FOR the election of all nominees for director, and FOR the ratification of Ernst & Young LLP as TechTeam’s independent registered public accounting firm for the 2009 fiscal year.

If you sign and return the proxy card, and a matter properly comes up for a vote at the Annual Meeting that is not described in this proxy statement, Mr. Cotshott and Ms. Loebl will vote your shares in their discretion.

Q:	How do I vote?

A:	There are four possible ways that you may vote, as explained in the detailed instructions on your proxy card. In summary, you may:
•	Mail in your completed, signed and dated proxy card.

•	If set forth on your proxy card, you may place your vote via the Internet.

•	If set forth on your proxy card, you may place your vote by telephone.

•	Vote in-person by attending our Annual Meeting.

We will pass out written ballots to any stockholder that wishes to vote in-person at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the Annual Meeting.

If you vote by Internet or telephone, you do not need to mail in your proxy card. The Internet and telephone voting procedures have been designed to verify stockholders’ identities and allow stockholders to confirm that their voting instructions have been properly recorded.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts at the transfer agent and/or with stockbrokers or other nominees. Please complete and provide voting instructions for all proxy cards and voting instruction cards that you receive.

Q:	What if I change my mind after I have voted?

A:	You may revoke your proxy (that is, cancel it) and change your vote at any time prior to the Annual Meeting by:
•	Voting again via the Internet or by telephone (only your latest vote will be counted);

•	Completing, signing and returning another proxy card that is dated after the date of your earlier proxy card (again, only your latest vote will be counted);

•	Sending written notice to our Corporate Secretary at our principal executive offices in Southfield, Michigan, which notice must be received prior to the date of the Annual Meeting, stating that you would like to revoke your proxy; or

•	Voting in-person at the Annual Meeting.

If you do not properly revoke your proxy, properly executed proxies will be voted as you specified in your earlier proxy or by the representatives as explained in the proxy statement.

Q:	Will my shares be voted if I do not sign and return my proxy card?

A:	They could be. If your shares are held in street name and you do not instruct your nominee how to vote your shares, your nominee may either use its discretion to vote your shares on “routine matters” (such as the election of directors and the ratification of the selection of the Company’s independent registered public accounting firm) or leave your shares unvoted. For “non-routine matters,” your nominee will not be able to vote on such matters.

We encourage you to provide instructions to your nominee by completing the instruction card or proxy that it sends to you. This will ensure that the nominee votes your shares at the Annual Meeting as you direct.

Q:	What is a “broker non-vote”?

A:	Under the rules that govern brokers who have record ownership of shares that they hold in “street name” for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers normally have discretion to vote on “routine matters”, but not on non-routine matters, such approving stock option plans.

Q:	How are broker non-votes counted?

A:	Broker non-votes will be counted as present for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of shares entitled to vote on a specific proposal. A broker non-vote will not affect the outcome of any proposal in this proxy statement.

Q:	How many shares can be voted at the Annual Meeting?

A:	As of the record date, approximately 10,891,858 shares of common stock were outstanding. Each outstanding share of common stock entitles the record holder to one vote on each matters covered in this proxy statement.

Q:	How do I vote if I hold common stock in my TechTeam 401(k) account?

A:	If you are a TechTeam employee who is a stockholder through TechTeam’s Retirement Savings Plan (the “Plan”), you will receive a form proxy with respect to all of your shares so registered. You have the right to direct the Trustee of the Plan how to vote the shares allocated to your account. If no instructions are given, your shares will not be voted.

Q:	What is a “quorum”?

A:	A “quorum” is the number of shares of common stock that must be present, in-person or by proxy, in order for business to be transacted at the Annual Meeting. The required quorum for the Annual Meeting is a majority of the shares outstanding and entitled to vote at the Annual Meeting. There must be a quorum present for the Annual Meeting to be held. All stockholders present in-person or represented by completed and signed proxy cards, Internet votes and telephone votes, whether representing a vote for, against, withheld, or abstained or a broker non-vote, will be counted toward the quorum.

Q:	What is the required vote for a proposal to pass?

A:	With regard to the proposal for the election of directors, the required vote is a plurality of the votes of the shares present in-person or represented by proxy at the Annual Meeting. There is no cumulative voting for the election of directors. With regard to each other proposal, the required vote is the affirmative vote of a majority of shares that are (i) present in-person or represented by proxy at the Annual Meeting and (ii) entitled to vote on each such proposal.

Q:	How are abstentions and withheld votes counted?

A:	Abstentions and withheld votes are counted for the purposes of determining both (i) the presence of a quorum and (ii) the total number of shares entitled to vote with respect to a proposal. Withheld votes will have no effect on the outcome of the election of directors. Abstentions will have the same effect as a vote “AGAINST” all other proposals being presented at this Annual Meeting.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made by the Board of Directors of TechTeam and will be paid for by the Company. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, Internet or fax, in-person or otherwise. Such persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock. We will reimburse such persons and TechTeam’s transfer agent for their reasonable out-of-pocket expenses in forwarding such material.

Q:	How may I obtain a copy of TechTeam’s 2008 Annual Report on Form 10-K?
A:    TechTeam’s Annual Report to Stockholders, which is being mailed with this proxy statement, includes a copy of the Company’s 2008 Annual Report on Form 10-K. Stockholders may request another free copy by submitting a written request to TechTeam Global, Inc., Attention: Investor Relations, 27335 W. 11 Mile Road, Southfield, Michigan, 48033; or by calling 1-248-357-2866; or by visiting our Web site at http://www.techteam.com/investors. We will also provide copies of any exhibit to the 2008 Annual Report on Form 10-K, at no expense, if specifically requested. The references to the website addresses of the Company and the SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites are not part of this proxy statement.
CORPORATE GOVERNANCE
     TechTeam is committed to sound corporate governance principles, which are essential to running TechTeam’s business efficiently and to maintaining TechTeam’s integrity in the marketplace. A written charter has been developed and approved by the Board for each of the four standing committees of the Board: Audit, Compensation, Governance and Nominating, and Strategy. The committee charters are reviewed annually and modified as appropriate. They are available at http://www.techteam.com/investors under the heading “Corporate Governance.”
Code of Ethics
     The Company has adopted the Code of Business Conduct that applies to all of its directors, officers (including its chief executive officer, chief financial officer, chief accounting officer, controller and any other person performing similar functions) and employees. The Code of Business Conduct is also available on our Web site at http://www.techteam.com/investors under the heading “Corporate Governance.”

Director Independence
     The Board has determined that each of the nominees standing for election, except Gary J. Cotshott, the Company’s President and Chief Executive Officer, has no material relationship with TechTeam (either directly or as a partner, stockholder or officer of an organization that has a relationship with TechTeam) and is independent within the meaning of the NASDAQ® Global Market (“NASDAQ”) director independence standards as of the date of this proxy statement. Furthermore, the Board has determined that no member of the Audit Committee, Compensation Committee or Governance and Nominating Committee has a material relationship with TechTeam (directly or as a partner, stockholder or officer of an organization that has a relationship with TechTeam) and that each such member is “independent” within the meaning of the NASDAQ independence standards.
Procedures for Contacting Directors
     The Board has established a process for stockholders to send communications to the Board. Stockholders may communicate generally with the Board or with a specific director at any time by writing to TechTeam’s Secretary at 27335 W. 11 Mile Road, Southfield, Michigan, 48033. The Secretary will review all messages received and forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the Board or a specific director. Communications can also be forwarded by email to bod@techteam.com. The Secretary monitors this email address.
PROPOSAL 1. ELECTION OF DIRECTORS
     The stockholders elect TechTeam’s directors annually as TechTeam does not have staggered board terms. Each director will serve until the 2010 Annual Meeting of Stockholders, or until he or she is succeeded by another qualified director who has been duly elected. As of the date of this proxy statement, there are ten members of the TechTeam Board of Directors. However, after careful consideration and at the recommendation of the Company’s Governance and Nominating Committee, the Board has decided to reduce the number of seats to seven, effective as of the Company’s 2009 Annual Meeting of Stockholders. Current directors, Kent Heyman, John P. Jumper, Alok Mohan and James G. Roche, are not standing for re-election. Accordingly, stockholders will be electing seven (7) directors. If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees (seven) named in this proxy statement.
     The following is a description of the background of the persons nominated for election as directors of TechTeam.
     Gary J. Cotshott, 58, has been President, Chief Executive Officer and a director of TechTeam since February 2008. He has been Chairman of the Board since January 2009. Mr. Cotshott was Vice President and General Manager of the Dell Services division of Dell Inc. between 1998 and August 2007.
     Charles Frumberg, 53, has been a director since February 2009. Mr. Frumberg is the founder and has been the Managing General Partner of Emancipation Capital, an investment fund that proactively invests in the technology industry, since May 2002. From July 1998 through April 2002, Mr. Frumberg held the position of Co-Head/Equities at SG Cowen Securities Corp., a United States investment bank with specialists in technology and healthcare. At SG Cower Securities Corp, Mr. Frumberg was a member of the Office of the CEO, the management committee, the operating committee and the merchant banking committee. Prior to that, Mr. Frumberg was employed at UBS Securities as the Director of Research and the Co-head of Global Research, from November 1991 through April 1998. Before he was employed at UBS Securities, Mr. Frumberg worked for ten years at Mabon Nugent & Co., as both Director of Research and as a software analyst. Mr. Frumberg is a director of Nightingale Informatix Corporation (Toronto Stock Venture Exchange: NGH).
     Seth W. Hamot, 47, has been a director since February 2009. Since 1997, Mr. Hamot has been the Managing Member of Roark, Rearden & Hamot Capital Management, LLC (“RRHCM”) and the owner of its corporate predecessor Roark, Rearden & Hamot, Inc. RRHCM is the investment manager to Costa Brava Partnership III L.P. (“Costa Brava”), an investment fund. Mr. Hamot is also the President of Roark, Rearden & Hamot, LLC, the general partner of Costa Brava. Prior to 1997, Mr. Hamot was one of the partners of the Actionvest entities. Mr. Hamot is currently a director of CCA Industries, Inc. (AMEX:CAW), Orange 21, Inc. (NASDAQ:ORNG) and Telos Corporation (OTC:TLSRP).
     James A. Lynch, 58, has been a director since February 2009, and he was a director between June 2006 and May 2008. Since 1999, Mr. Lynch has been Managing Director of Draper Atlantic and is responsible for, among other things, managing a portfolio of early-stage technology ventures.

     Dov H. Scherzer, 45, is a nominee to serve as director. Mr. Scherzer is a Partner at Feldman Weinstein & Smith LLP, where he is engaged in the practice of law. Separately, he is also the Managing Member of Hart Consulting Services, LLC, which provides a variety of business, strategic and consulting services to clients in the international technology and outsourcing sector. From May 2006 through 2007, Mr. Scherzer was a Partner and the Head of the Technology and Outsourcing Group at Brown Rudnick Berlack Israels LLP. Prior to that, Mr. Scherzer was a Partner, Secretary to the Executive Committee and Head of the International Group at Brown Raysman Millstein Felder & Steiner LLP from 1992 until April 2006.
     Andrew R. Siegel, 40, has been a director since June 2006. Since March 2005, Mr. Siegel has been a Senior Vice President of Roark, Rearden & Hamot Capital Management, LLC. RRHCM is the investment manager to Costa Brava Partnership III L.P., an investment fund. Also, since October 2004, Mr. Siegel has been the founding Managing Member of White Bay Capital Management, an investment management firm. Prior to that, Mr. Siegel was a Member of Debt Traders, Ltd., a capital management firm, from July 2003 to February 2004. Mr. Siegel is a director of Telos Corporation (OTC: “TLSRP.PK”).
     Richard R. Widgren, 66, has been a director since May 2005. Mr. Widgren is currently Vice President — Finance, Treasurer and Chief Financial Officer of Urban Science, Inc., a retail sales channel consulting company, where he began employment in August 2001. Previously, Mr. Widgren served as Vice President — Finance and Corporate Controller of Kelly Services, Inc. Mr. Widgren is a member of the Detroit Medical Center Board as a Director, where he serves as the chairman of the Audit Committee.
Required Vote and Board of Directors Recommendation
     If a quorum is present, the seven nominees receiving the highest number of votes will be elected to serve as a director until the 2010 Annual Meeting of Stockholders, or until he is succeeded by another qualified director who has been elected. Withheld votes and broker non-votes will each be counted as present for the purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.
BOARD MATTERS
Committee Composition and Meeting Attendance
     During 2008, the Board held thirteen meetings of the Board. The Board has four standing committees: (1) Audit, (2) Compensation, (3) Governance and Nominating and (4) Strategy. The membership during the last fiscal year and the function of each of the committees are set forth below. Each director attended at least 75% of all Board and applicable Committee meetings.

Governance and
Name of Director	Audit	Compensation	Nominating	Strategy
Gary J. Cotshott
Charles Frumberg *			Member	Co-chair
Seth W. Hamot *			Member
Kent Heyman *		Chair		Member
John P. Jumper		Member
James A. Lynch *			Member	Member
Alok Mohan		Member	Member	Member
James G. Roche	Member		Chair
Andrew R. Siegel	Member			Co-chair
Richard R. Widgren	Chair
Number of Meetings in 2008	7	7	5	1

*	Messrs. Frumberg, Hamot and Lynch joined the Board and the Committees noted above on February 11, 2009. Mr. Heyman resigned from the Governance and Nominating Committee on that date.

     In November 2007, as a result of the decision not to renew the employment contract of William C. Brown, the Board commenced a search for a new President and Chief Executive Officer, and it formed two committees to assist during the transition: the Search Committee (comprised of Kent Heyman, James A. Lynch, Alok Mohan and Richard R. Widgren) and the Transition Committee (comprised of Alok Mohan). The Search Committee assisted the Board in the evaluation of CEO candidates. The Search concluded in February 2008. The Transition Committee provided additional Board oversight of the Company’s day-to-day activities during the leadership transition period.
Director Compensation
     Compensation for non-employee directors of the Company includes cash compensation and equity compensation. A non-employee director’s total cash compensation is based upon his responsibilities and the number of committee meetings attended, as set forth below:

Monthly retainer	$3,000
Additional monthly retainer for service as Presiding Director	$1,250
Additional monthly retainer for the Chair of standing committees	$1,000
Fee for each committee meeting attended in-person	$1,000
Fee for each committee meeting attended telephonically	$500
     Each director is required to receive a minimum of 25% of his monthly Board retainer in the Company’s common stock, but may elect to receive up to 100% of his cash compensation in the Company’s common stock. The price of the common stock is determined as of the closing price of the Company’s common stock on five business days after earnings are announced for the quarter in which the compensation was earned.
     The non-employee directors’ equity compensation includes the grant of common stock, restricted stock and non-qualified options to purchase the Company’s common stock. Each non-employee Board member receives 100 shares of the Company’s common stock for Board meetings attended in-person and 50 shares for meetings attended by telephone during a quarter. On March 16, 2007, the Board adopted the “Non-Employee Directors Equity Fee Guidelines under the 2006 Incentive Stock and Awards Plan” that sets non-employee director equity compensation for 2007 and thereafter. Under these guidelines on May 31, 2007, each non-employee director was granted a one-time grant of restricted stock and stock options for a number of shares of common stock that is determined based on the director’s responsibilities on May 31, 2007, as follows:

Board of Directors	Restricted Stock	Options
All Board Members	10,000	15,000
Board Chairman	8,000	12,000
Committee Chairman	4,000	6,000
Committee Members	2,000	3,000
     The restricted stock granted to each Board member vests ratably over four (4) years. The options were granted to each director in three separate grants as follows: (a) one-half of the options vest ratably, on a monthly basis, over three (3) years; (b) one-third of the options vest ratably, on a monthly basis, over two (2) years; and (c) the remaining one-sixth of the options vest monthly over one year.
     For 2008 and thereafter, each non-employee director shall receive an additional grant of non-qualified options to purchase the Company’s common stock on May 31 of each year, priced on the closing price on that date, which shall vest monthly over a four-year period in an amount that is determined based on the director’s responsibilities at that time:

Board of Directors	Options
All Board Members	10,000
Presiding Director	5,000
Committee Chairman	4,000
Committee Members	2,000

     Upon termination of a non-employee director’s service as a Board member, Chairman, Presiding Director, Committee Chairman or Committee member, the unvested restricted stock or stock options awarded will be forfeited.
Director Compensation Table
     The following table sets forth the cash value of all compensation earned by the directors for their service during 2008:

	Fees Paid			Total
Director Name	in Cash	Stock Awards(1)	Option Awards(2)	Compensation
Kent Heyman	$52,500	$70,583	$44,546	$167,629
John P. Jumper	32,500	63,943	38,128	134,571
James A. Lynch	21,250	11,179	13,668	46,097
Alok Mohan (3)	153,250	100,509	61,251	315,010
James G. Roche	45,500	70,999	44,546	161,045
Andrew R. Siegel (4)	—	95,411	38,128	133,539
Richard R. Widgren	48,500	63,982	38,978	151,460

(1)	Includes common stock granted under the 2006 Incentive Stock and Awards Plan in 2008 (“ISAP”). The amounts in this column represent the expense recognized for financial statement reporting purposes in 2008 in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded). The common stock is fully vested upon grant; therefore, the grant date fair value of each award, equal to the corresponding cash value of such award, is fully recognized upon issuance for financial statement reporting purposes in accordance with FAS 123(R). The grant date fair value of the common stock granted on the following dates were: February 26, 2008 at $8.32, May 15, 2008 at $9.32, August 12, 2008 at $8.54 and November 6, 2008 at $6.09. Also includes restricted stock granted under the ISAP. The amounts in this column represent the expense recognized for financial statement reporting purposes in 2008 in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded), and therefore includes expense from awards granted prior to 2008. The amortization period begins in the month of the award date. Valuation assumptions used in determining the amortization expense are included in Note 10 of the Company’s audited financial statements in the Form 10-K for the years ended December 31, 2008.

(2)	Includes stock options granted under the ISAP. The amounts in this column represent the expense recognized for financial statement reporting purposes in 2008 in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded), and therefore includes expense from awards granted in and prior to 2008. The amortization period begins in the month of the award date. The amortization period begins in the month of the award date. Valuation assumptions used in determining the amortization expense are included in Note 10 of the Company’s audited financial statements in the Form 10-K for the years ended December 31, 2008. The grant date fair value of each stock option granted on May 31, 2008 was $2.91.

As of December 31, 2008, each director had the following number of stock options outstanding: Kent Heyman — 56,000; John P. Jumper — 47,000; James A. Lynch — 23,624; Alok Mohan — 77,000; James G. Roche — 56,000; Andrew R. Siegel — 47,000: and Richard R. Widgren — 49,000.

As of December 31, 2008, each director had the following number shares of restricted stock: Kent Heyman — 12,000 ; John P. Jumper — 10,500; Alok Mohan — 16,500; James G. Roche — 12,000 ; Andrew R. Siegel — 10,500 : and Richard R. Widgren— 10,500 .

(3)	Mr. Mohan received $83,000 in 2008 as compensation for his service on the Transition Committee.

(4)	Mr. Siegel is currently receiving 100% of his cash compensation in the form of Company common stock.
Audit Committee
     The Audit Committee assists the Board in fulfilling its responsibilities for the general oversight of the integrity of TechTeam’s financial statements, the independent registered public accounting firm’s qualifications and independence, and risk assessment and risk management. Among other things, the Audit Committee prepares the Report of the Audit Committee for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the committee’s performance; appoints, evaluates and determines the compensation of TechTeam’s independent auditors; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews TechTeam’s disclosure controls and procedures, internal controls and corporate policies with respect to financial information; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on TechTeam’s financial statements. The Audit Committee works closely with management as well as TechTeam’s independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from TechTeam for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The report of the Audit Committee is included in this proxy statement on page 28.

       Independence/Financial Expertise
     The Board has determined that all members of the Audit Committee are independent directors according to the independence standards adopted by NASDAQ. None of the members of the Audit Committee receive compensation from the Company, except in their capacity as directors. Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Audit Committee. The Board has further determined that Mr. Richard R. Widgren qualifies as an “audit committee financial expert” in accordance with U.S. Securities and Exchange Commission (“SEC”) rules. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations or liability that are greater than are generally imposed on such person as a member of the Audit Committee and the Board, and such designation does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.
Compensation Committee
     The Compensation Committee discharges the Board’s responsibilities relating to compensation of TechTeam’s executives; conducts an evaluation of the Chief Executive Officer; provides general oversight of TechTeam’s compensation structure, including TechTeam’s equity compensation plans; and retains and approves the terms of the retention of any compensation consultants and other compensation experts. Other specific duties and responsibilities of the Compensation Committee include the following: determining the compensation of executive officers; approving employment agreements for executive officers; approving and amending TechTeam’s incentive compensation and equity compensation programs (subject to stockholder approval if required); recommending director compensation to the Board; and annually evaluating the Compensation Committee’s performance and its charter. The report of the Compensation Committee is included in this proxy statement on page 28.
Governance and Nominating Committee
     The Governance and Nominating Committee identifies and nominates individuals qualified to become Board members, consistent with criteria approved by the Board, and identifies best practices and recommends corporate governance principles. Other specific duties and responsibilities of the Governance and Nominating Committee include the following: annually assessing the size and composition of the Board; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; and overseeing the evaluation of the Board.
     Consideration of Director Nominees
     The Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance and Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Governance and Nominating Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at meetings of the Governance and Nominating Committee and may be considered at any point during the year. Costa Brava Partnership III, LP, the Company’s largest shareholder, suggested the nomination of Messrs. Frumberg, Hamot, Lynch, Siegel and Scherzer, and the Governance and Nominating Committee evaluated these candidates and recommended them to stand for election at this Annual Meeting.
     The Board believes that all of its directors should have the highest personal integrity and have a demonstrated record of ability and judgment. There are no firm minimum qualifications or skills that a candidate must possess. The Committee evaluates director candidates on a number of qualifications, including their independence, judgment, leadership ability, expertise in the industry, experience in developing and analyzing business strategies, financial literacy and, for incumbent directors, past performance.
     Any stockholder nominations proposed for consideration by the Governance and Nominating Committee should include the nominee’s name and qualifications for Board membership, all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC, and the written consent of the person proposed to be nominated to be named in the proxy statement as a nominee and serve as a director if elected. Nominations should be addressed to:
Corporate Secretary
TechTeam Global, Inc.
27335 W. 11 Mile Road
Southfield, MI 48033
     The Governance and Nominating Committee will evaluate a stockholder nominee for director in the same manner as any other proposed nominee.

Strategy Committee
     The purpose of the Strategy Committee of the Board is: (1) in consultation with management, to review, assess and recommend to the full Board the execution of merger, acquisition, and/or divestiture transactions; (2) to provide guidance to management in the identification, consideration, selection, negotiation and execution of any such transactions; and (3) to review, analyze and report to the full Board regarding other strategic alternatives available to the Company for enhancing shareholder value.
Executive Sessions
     Executive sessions of non-employee directors are scheduled during each regular meeting of the Board. The sessions are scheduled and chaired by the non-employee Presiding Director of the Board.
Director Attendance at Annual Meeting
     The Company expects each of its directors and director nominees to attend the Annual Meeting. Each director attended the 2008 Annual Meeting.
PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
     The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) to serve as TechTeam’s independent registered public accounting firm for the fiscal year ending December 31, 2009. The stockholders will be asked to ratify the selection at the Annual Meeting.
     Representatives of Ernst & Young are expected to be present at the Annual Meeting, and they will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.
Information about our Independent Registered Public Accounting Firm
     Ernst & Young, or its predecessors, have audited our consolidated financial statements since TechTeam became a public company in 1987. As our independent registered public accounting firm, Ernst & Young will audit our consolidated financial statements for fiscal 2009 and perform audit-related services in connection with various accounting and financial reporting matters. Ernst & Young also performs certain non-audit services for TechTeam that are permitted under the Sarbanes-Oxley Act of 2002 and related rules of the SEC. The Audit Committee has determined that the provision of audit-related and permitted non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence pursuant to the auditor independence rules of the SEC.
Fees of Ernst & Young LLP for 2008
     The aggregate fees for professional services by Ernst & Young in 2008 and 2007 were as follows:

Type of Fees	2008	2007
	(in thousands)
Audit Fees	$804	$841
Audit-Related Fees	25	36
Tax Fees	122	159

Total	$951	$1,036

     In the above table, in accordance with SEC definitions and rules, “audit fees” are fees for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K, the related assessment of the Company’s internal control over financial reporting and disclosure; review of quarterly financial statements included in Form 10-Q; or for services that are normally provided by the independent auditor in connection with statutory and regulatory filings. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements, such as audits of employee benefit plans, accounting consultation and pre-acquisition financial due diligence. “Tax fees” are fees for tax compliance and tax planning and consulting, including expatriate tax services.

Pre-Approval Policies and Procedures
     In 2008, all audit and non-audit services performed by Ernst & Young were approved in advance by the Audit Committee. As permitted by the SEC’s rules, the Audit Committee adopted a policy that provides for pre-approval by the Audit Committee of specifically defined audit, non-audit and tax-related services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any such decision to the Audit Committee at its next meeting.
Required Vote and Board of Directors Recommendation
     The affirmative vote of a majority of votes cast at the meeting, at which a quorum is present, is required to approve this proposal. Broker non-votes will each be counted as present for the purposes of determining the presence of a quorum, but will not have any effect on the outcome of the vote. As the Audit Committee has responsibility for the appointment of our independent registered public accounting firm, your ratification of the appointment of Ernst & Young is not necessary. However, the Audit Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if the stockholders ratify the appointment of Ernst & Young, the Audit Committee may in its sole discretion terminate the engagement of Ernst & Young and direct the appointment of another independent auditor at any time during the year, although it has no current intent to do so.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP AS TECHTEAM’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009
OWNERSHIP OF COMPANY STOCK
     The following table shows, as of March 20, 2009, how many shares of our common stock are beneficially owned by (i) any persons who have reported or are known by the Company to be the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) named executive officers included in the Summary Compensation Table included in this proxy statement, and (iii) other executive officers. The information for Costa Brava Partnership III, L.P., Dimensional Fund Advisors, Inc., Emancipation Capital, LLC, Heartland Advisors, Inc., and Lord Abbett & Co. LLC is based upon their Schedule 13 filings in January or February 2009. There were approximately 10,891,858 shares of the Company’s common stock outstanding on March 20, 2009.

	Number of Shares	Percentage of
	Beneficially	Outstanding
Name	Owned (1)	Common Stock (1)
Greater-than-5% Stockholders
Costa Brava Partnership III L.P. (2) 420 Boylston Street, Boston, MA 02116.	1,319,274	12.1%
Heartland Advisors, Inc. 789 North Water Street, Milwaukee, WI 53202	1,149,400	10.1%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401	890,582	8.2%
Emancipation Capital, LLC (3) 825 Third Avenue, New York, NY 10022	737,035	6.8%
Lord Abbett & Co. LLC 90 Hudson Street, Jersey City, NJ 07302	581,400	5.3%
Named Executive Officers and Directors
William C. Brown (4)	165,188	1.5%
Kevin P. Burke (5)	37,771	**
Gary J. Cotshott (6)	147,750	1.3%
Robert W. Gumber (7)	78,862	**
Charles Frumberg (3)	737,035	6.8%
Seth W. Hamot (2)	1,319,274	12.1%
Kent Heyman (8)	60,359	**
John P. Jumper (9)	52,826	**

	Number of Shares	Percentage of
	Beneficially	Outstanding
Name	Owned (1)	Common Stock (1)
Marc J. Lichtman (10)	57,358	**
Margaret M. Loebl	35,000	**
James A. Lynch (11)	72,515	**
Alok Mohan (12)	84,184	**
Christoph A. Neut (13)	52,590	**
James G. Roche (8)	56,358	**
Dov H. Scherzer	0	**
Andrew R. Siegel (14)	1,397,210	12.8%
Richard R. Widgren (15)	54,934	**
Current directors, nominees, and executive officers as a group (22 persons)	3,146,190	28.9%

**	Less than 1%

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. For the purpose of computing the percentage of the outstanding shares owned by a stockholder, shares subject to acquisition by such individual within 60 days of March 20, 2009 are deemed to be outstanding securities of the class owned by that individual but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2)	Each of Costa Brava Partnership III L.P. (“Costa Brava”), Roark, Rearden & Hamot, LLC (“RRH”) and Seth W. Hamot has the shared power to vote or to direct the vote and to dispose or direct the disposition of 1,319,274 shares; Andrew Siegel has the power to vote or direct the vote and to dispose or direct the disposition of 41,117 shares, and may be deemed to beneficially own the 1,319,274 shares held by Costa Brava, RRH and Mr. Hamot.

(3)	Emancipation Capital, LLC and Charles Frumberg have filed a joint Schedule 13D in which Emancipation Capital, LLC and Mr. Frumberg have the shared power to vote or to direct the vote and dispose or direct the disposition of 737,035 shares. Mr. Frumberg is Managing General Partner of Emancipation Capital, LLC. The shares held by Emancipation Capital, LLC have been included in the calculation of the percentage of the holdings of current directors, nominees and named executive officers as a group.

(4)	The information provided herein is based upon the holdings of Mr. Brown on February 11, 2008, and includes 125,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 20, 2009.

(5)	Includes 20,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 20, 2009.

(6)	Includes 93,750 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 20, 2009.

(7)	Includes 32,500 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 20, 2009.

(8)	Includes 39,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 20, 2009.

(9)	Includes 33,667 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 20, 2009.

(10)	The information provided herein is based upon the holdings of Mr. Lichtman on the date of his resignation on August 15, 2008, and includes 51,250 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 20, 2009.

(11)	Includes 23,624 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 20, 2009.

(12)	Includes 53,625 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 20, 2009.

(13)	Includes 37,300 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 20, 2009.

(14)	Includes shares held by Costa Brava (see Note 2) and 33,667 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 20, 2009.

(15)	Includes 34,125 shares subject to stock options that are currently exercisable or exercisable within 60 days of March 20, 2009.
Section 16(a) Beneficial Ownership Reporting Compliance
     Based upon a review of the filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, during fiscal 2008, except one Form 4 was filed late by Marc J. Lichtman on August 20, 2008 to report the award of common stock on August 15, 2008, and one Form 4 was filed late by Robert W. Gumber on January 11, 2008 to report the disposition of shares on January 2, 2008.

EXECUTIVE MANAGEMENT COMPENSATION AND MANAGEMENT INFORMATION
Information Regarding Executive Management
     All executive officers serve at the pleasure of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company. The following is a description of the background of TechTeam’s executive officers, other than Gary J. Cotshott, whose biographical information is included in this proxy statement under “PROPOSAL 1— ELECTION OF DIRECTORS.”
     Kevin P. Burke, 49, Senior Vice President and General Manager, Americas. Mr. Burke joined TechTeam in December 2006 from CrimeCog Technologies, Inc., a criminal justice enterprise software company, where he was President and Chief Operating Officer from September 2005 through November 2006. Mr. Burke was Channel Services Manager for Cisco Systems, Inc. and was responsible for the sales, promotion and growth of Cisco’s Remote Operation Services to IBM from May 2004 through August 2005. From March 2002 through May 2004, he was Region Manager for Information Builders, Inc., a business intelligence software company.
     Christopher E. Donohue, 44, Corporate Vice President, Strategy, Marketing and Product Development. Mr. Donohue joined TechTeam in April 2008 from Dell, Inc. where he was employed since September 2002 in many capacities, including Director, Service Delivery — Dell Managed Services, Director — Business Operations, and Director, Global Product Management — Deployment & Managed Services.
     David A. Kriegman, 62, President TechTeam Government Solutions, Inc. Mr. Kriegman joined TechTeam in August 2008 from Command Information, Inc., an IPv6 solutions company, where he was President of its Federal Division from September 2006 through July 2008. From 1983 to September 2006, Mr. Kriegman was employed by SRA International, Inc. His last position with SRA was Executive Vice President and Chief Operating Officer, which he started in November 2004. From 1997 through October, 2004, Mr. Kriegman was Senior Vice President and Sector Director, Defense Systems.
     Robert W. Gumber, 60, Corporate Vice President of Client Service Management. Mr. Gumber became Corporate Vice President of Client Service Management on November 1, 2006. Mr. Gumber joined TechTeam in September 2003 as Vice President of Operations, EMEA.
     Margaret M. Loebl, 49, Corporate Vice President, Chief Financial Officer and Treasurer. Ms. Loebl was Group Vice President, Finance of Archer Daniels Midland Company between October 2002 and August 2007. From September 2007 through December 2008, Ms. Loebl was a Visiting Lecturer at the College of Business of the University of Illinois.
     Christoph A. Neut, 41, Senior Vice President and General Manager, EMEA. Mr. Neut has been employed by TechTeam’s Belgian subsidiary, TechTeam Global NV/SA, since 1996, when he was responsible for business development in Europe. In 1998, he became General Manager for TechTeam Global NV/SA. In 2000, he became Director of Sales Europe. In August 2001, he became Vice President Europe. He became Vice President of Sales and Marketing, EMEA, in September 2003. He was appointed to his current position in November 2006.
     Armin Pressler, 46, Corporate Vice President and Chief Information Officer. Mr. Pressler joined TechTeam in June 2008. Mr. Pressler was President and Chief Operating Officer of Onvaio, LLC from its founding, in August 2005 through May 31, 2008. From January 2005 through August 2005, Mr. Pressler was a consultant for Pro Unlimited, Inc. From May 2001 through October 2003, he was Director, Chief Information Officer at Wind River Systems, Inc.
     Kamran Sokhanvari, 47, Senior Vice President and General Manager, Asia/Latin America. Mr. Sokhanvari joined TechTeam in June 2008. Mr. Sokhanvari was President and Chief Executive Officer of Onvaio from its founding, in August 2005 through May 31, 2008. From October 2004 to August 2005, Mr. Sokhanvari served as Worldwide Vice President of Services and Operations of Pinnacle Systems, Inc. From August 2001 to October 2003, he was Vice President of Global Operations and Services at Wind River Systems, Inc.
     Michael A. Sosin, 49, Corporate Vice President, General Counsel and Secretary. Mr. Sosin joined the Company in July 1998. He became Corporate Vice President, General Counsel and Secretary in May 2003.

Compensation Discussion & Analysis
Executive Compensation Policy
     Our compensation program is designed to attract and retain highly qualified employees who are properly motivated to enable the Company to achieve superior long-term performance. The Company believes in a total compensation model of compensating its executive officers, which includes:
•	Compensation based on the level of job responsibility, individual performance and Company performance.

•	Compensation reflecting the value of the job in the marketplace. To attract and retain a highly skilled work force, the Company must remain competitive with the pay of other employers who compete with the Company for talent.

•	Compensation that rewards performance but balances the objectives of pay-for-performance and retention to ensure that successful, high-achieving employees will remain motivated and committed to the Company in periods of temporary downturns in Company performance.

•	Performance-based compensation programs that enable employees to easily understand how their efforts can affect their pay, through individual performance accomplishments and contributing to the Company’s achievement of its strategic and operational goals.

•	A significant proportion of an executive officer’s overall compensation in equity in order to link the individual to Company performance and stockholder returns.

•	Compensation of our executive officers that fosters the long-term focus required for success in our industry.
The Committee’s Processes
     During each fiscal year, the Compensation Committee (the “Committee”) reviews each element of an executive officer’s compensation history and compares the executive officer’s compensation with that of an appropriate market comparison group. Typically, for existing employees, the Committee receives a performance assessment and compensation recommendation from the chief executive officer for each named executive officer. The performance evaluation of each executive is based on his or her achievement of objectives mutually agreed upon by the executive and the chief executive officer, his or her contribution to the Company’s performance, and other leadership accomplishments. For new employees, the chief executive officer provides a recommendation to the Committee regarding the appropriate total compensation appropriate for the position. The Committee has the discretion to accept or modify the chief executive officer’s recommendations. The Committee also evaluates the compensation of the chief executive officer, who is absent from those deliberations, and makes a recommendation to the Board of Directors regarding the chief executive officer’s compensation.
     Following the commencement of his employment in February 2008, Gary J. Cotshott, the Company’s President and Chief Executive Officer, and the Committee re-evaluated the Company’s executive compensation philosophy, policies and practices.
     Elements of Executive Compensation
     Our executive compensation package is based on a total compensation model, which includes salary, performance-based cash bonuses, restricted stock awards, stock option awards, life and disability insurance, and perquisites. This total compensation model is intended to provide overall compensation that is competitive in the marketplace and provides an appropriate balance between short-term and long-term rewards. The following is an analysis of the considerations used in establishing each of the components for the named executive officers.

     Base Salary
     A competitive salary in light of industry and market conditions is required to attract executive officers that are capable of leading the Company to meet its objectives. Base salary is the guaranteed element of an employee’s annual cash compensation. The value of base salary is intended to reflect the employee’s long-term performance, skill set and the market value of that skill set.
     Mr. Cotshott, was hired in February 2008 and did not receive an increase in his base salary during 2008. His base salary was established in 2008 through negotiations between Mr. Cotshott and the Company at the time of his hire. During the search process, the Board worked with Heidrick & Struggles (the CEO search firm) to establish the compensation required to retain a qualified CEO. The base salary for Mr. Cotshott was consistent with the market rate based on information provided by Heidrick & Struggles.
     The Company’s Corporate Vice President, Chief Financial Officer (“CFO”) and Treasurer, Ms. Margaret Loebl, was hired in October 2008. Her base salary was established through negotiations between Ms. Loebl and the Company at the time of her hire. Mr. Cotshott and the Committee worked with Heidrick and Struggles, the search firm used to recruit Ms. Loebl, to set the compensation required to attract and retain a qualified CFO. The base salary for Ms. Loebl was consistent with the market rate for qualified CFO’s based on the information provided by Heidrick and Struggles. Neither Ms. Loebl nor her predecessor, Marc J. Lichtman, received base pay increases during 2008.
     Messrs. Gumber, Burke and Neut received pay increases in June 2008 based upon Mr. Cotshott’s recommendation to the Committee. Mr. Cotshott and the Committee analyzed and evaluated each of these individual’s performance and compensation history, market data for comparable skill sets, as well as the base pay scale for executive officers as a whole. Mr. Gumber received a 2.7% increase to $238,000. Mr. Burke received a 4.5% increase to $231,000, and Mr. Neut received a 7.1% increase to €212,000.
     Performance-Based Cash Bonus
     The Company has established an annual performance-based cash bonus program (the Annual Incentive Plan or “AIP”) in order to align employees’ goals with the Company’s net income objectives for the bonus year. In 2008, the Company amended the AIP to (1) enhance the target bonus percentage to support the hiring and retention of superior talent, and (2) to provide the Committee and the Board more flexibility in adjusting the performance target as a result of significant events that affect the Company’s ability to meet the performance target for the year, including but not limited to acquisitions or corporate restructurings. For 2008, a participant’s AIP cash bonus was based on three factors: (1) the target bonus percentage; (2) achieving the Company’s adjusted net income target1; and (3) the individual’s performance on pre-set individual objectives.
     The target bonus is based on job responsibilities and independent peer group data received from outside compensation consultants in 2006. The Company’s objective was to set bonus targets such that total annual cash compensation was within the broad middle range of peer group companies, and to ensure a substantial portion of that compensation was linked to Company performance. Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to Company performance through the bonus plan. The named executive officer’s bonus targets for 2008 (expressed as a percentage of base salary) were: Mr. Cotshott, 60%; Ms. Loebl, 50%; Mr. Burke, 45%; Mr. Neut, 45%, and Mr. Gumber, 45%. Messrs. Brown and Lichtman’s target bonus percentages for 2008 were 50% and 40% respectively.
     Each metric (adjusted net income and individual objectives) is allocated a percentage of the officer’s target bonus. For Mr. Cotshott, as Chief Executive Officer, 80% of his bonus was based upon the Company meeting its financial performance targets and 20% his personal performance. The bonus of the General Managers of our business units, Messrs. Burke and Neut, were also based on whether his or her business unit achieved its adjusted net income target for the year, and accordingly 40% of their respective bonuses were based upon the Company meeting its financial performance targets, 40% on their business unit meeting its financial target and 20% of their respective bonus is based upon the achievement of their individual objectives. For Mr. Gumber and Ms. Loebl, 80% of their respective bonuses were based upon the Company meeting its financial performance targets, and 20% of their respective bonus was based upon meeting their individual objectives. The Committee believes that this mix of performance measures encourages employees to focus appropriately on delivering appropriate levels of net income and completing the non-financial objectives that are important for the Company’s continuing success. These metrics are also effective motivators because they are easy for employees to track and understand. The Company must meet 75% of the target adjusted net income for the year in order for any bonus to become payable under the AIP. If this threshold is met, the amount of bonus payable as a result of the Company or business unit’s financial performance is non-discretionary.
     The performance target set for the AIP is the Company’s financial plan for any given fiscal year. For 2008, the Board initially set the performance target at $12.88 million in adjusted net income. In accordance with its discretion under the AIP, the Board

[1]	“Adjusted Net Income” is the net income of the Company for the Measurement Period as reported in the Company’s Annual Report on Form 10-K, before the recognition of the expense and the associated tax benefit of the bonus pool, and excluding net interest income or expense and the associated tax liability or benefit resulting from that net interest income or expense.

considered the Company’s May 2008 restructuring to be an extraordinary event, and modified the performance target downward to $12.67 million in adjusted net income. Despite this adjustment, the Company did not reach 75% of its 2008 performance target. Accordingly, no AIP bonus payments were due to the Company’s named executive officers in 2008. Mr. Cotshott and Ms. Loebl were paid bonus payments in the amount guaranteed in their employment contracts of $126,000 and $50,000, respectively. Mr. Brown was paid the minimum bonus payment guaranteed under his Separation and Release Agreement.
     Nevertheless, pursuant to its discretionary authority, the Committee approved, bonus payments to named executive officers in recognition of: (1) the solid progress made by management during 2008, including leading to the improvement in the Company’s financial results; (2) the challenges caused by the CEO transition process and its effect on the Company’s 2008 financial results; (3) the importance of providing incentive to retain management personnel who performed well during the transition. The amounts paid to the named executive officers are included in the Summary Compensation Table under “Bonus.”
     Equity Incentives — Total Equity Program
     We employ two forms of equity incentives under the TechTeam Global, Inc. 2006 Incentive Stock and Awards Plan: stock options and restricted stock awards. The Committee believes that incentives foster the long-term perspective necessary for continued success in our business, and they ensure that our executives are properly focused on increasing stockholder value.
     Options. The Company strongly believes that stock options provide its executive officers with the chance to benefit from the Company’s long-term growth and profitability. As the value of options is based on the Company’s common stock price, the executive officers’ interests are closely aligned with the interests of the Company’s stockholders. The use of vesting periods assist the Company in retaining key employees because the stock options are forfeited if the key employee does not exercise the option within 90 days after leaving the employment of the Company. The Company has not repriced options; likewise, if the stock price declines after the grant date, the Company has not replaced options.
     In 2008, the Company made option awards to Mr. Cotshott and Ms. Loebl as part of the terms of their Employment Agreements. In February 2008, Mr. Cotshott received an option to purchase 300,000 shares of the Company’s common stock. In October 2008, Ms. Loebl received an option to purchase 150,000 shares of the Company’s stock. The options awarded to Mr. Cotshott have an exercise price equal to the market price on the date of grant ($7.99), a ten-year term and vest in 16 equal quarterly installments over four years. The options awarded to Ms. Loebl have an exercise price equal to the market price on the date of grant ($6.89), a ten-year term and vest annually in equal installments over four years. As these options were granted as an inducement for Mr. Cotshott and Ms. Loebl to join the Company, the grants were made outside of the Company’s 2006 Incentive Stock and Awards Plan.
     Incentive Equity. Restricted stock awards to named executive officers are generally made either (a) as part of the employee’s starting employment package, or (2) under the Company’s Long-Term Incentive Plan (the “LTIP”). In 2008, the Company awarded Mr. Cotshott 50,000 shares of restricted stock which vests in 16 equal quarterly installments over four years. Ms. Loebl was awarded 35,000 shares of restricted stock, which vests annually over four years. As these shares were granted as an inducement for Mr. Cotshott and Ms. Loebl to join the Company, the awards were made outside of the Company’s 2006 Incentive Stock and Awards Plan.
     The LTIP was approved in 2003 and amended in 2008 to allow a participant to be eligible to participate in the plan in a fiscal year, even though the participant was not employed by the Company at the beginning of the calendar year. Under the LTIP, awards of restricted stock are based upon the attainment of the Company’s operating income targets for a rolling three-year period. If the cumulative operating income targets have been met over the three-year term, restricted stock will be granted to the executive with a value equal to a specified percentage of his base salary. The size of the award is dependent upon the percentage attainment of the three-year operating income target, determined by dividing the actual operating income for three-years by the three-year target operating income. If the Company achieves at least 80% of the rolling three year target, a restricted stock award will be granted. Between 80 and 89%, restricted stock valued at 50% of the executive’s target will be awarded. Between 90 and 99%, restricted stock valued at 75% of the executive’s target will be awarded. If the percentage is 100% or better, the executive officer will receive restricted stock valued at the factor of his target multiplied by the percentage the Company exceeded the cumulative three-year target.
     In 2008, the target for Messrs. Brown and Cotshott was 30% of their base salary, Messrs. Burke, Gumber, and Neut’s and Ms. Loebl’s target was 25% of their base salary; and Mr. Lichtman’s target was 20% of his base salary. However, as the aggregate operating income for the past three-years was below the required 80% threshold, no restricted stock grants were made under the LTIP for fiscal 2008.
     Nevertheless, pursuant to its discretionary authority, the Committee approved restricted stock awards to Messrs. Burke, Gumber and Neut, of 8,320, 5,760 and 2,667 respectively, as part of the discretionary bonus noted previously under Performance-Based Cash Bonus.

     Employee and Post-Employment Benefits
     The Company offers core employee benefits coverage in order to provide our global workforce with a reasonable level of financial support in the event of illness or injury and in order to enhance productivity and job satisfaction.
     The benefits available are the same for all U.S. employees and named executive officers and include medical and dental coverage and life insurance. In addition, the Company’s maintains a 401(k) Plan in which all U.S. employees, including executive officers, are entitled to participate. Messrs. Brown, Cotshott, Burke, Gumber and Lichtman participated in the Company’s 401(k) Plan and received matching contributions in Company stock up to three and one-half percent of their salary. For each year Mr. Cotshott does not participate in the Company’s medical plan, he is entitled to a $20,000 payment.
     In addition to the standard benefits offered by the Company, executive officers in the U.S. are eligible to participate in the Company’s Executive Benefits Program. An executive receives life insurance for up to three times his base salary or a maximum of $500,000 coverage. Executives may also apply for long-term disability insurance, which pays 67% of base salary, up to a maximum of $10,000 per month, for qualified disabilities. These benefits are paid for by the Company.
     Mr. Neut receives benefits available for all Belgium employees, including luncheon vouchers and representation vouchers. The Company also provides him with payments for a retirement plan, which amount was equal to $15,589 for 2008.
     Perquisites
     The Company does not provide significant perquisites or personal benefits to its named executive officers, except that the Company paid for Mr. Brown’s apartment and pays for Ms. Loebl’s apartment. Further, it leases automobiles for Messrs. Cotshott and Neut. The perquisites for Mr. Brown and Cotshott were negotiated in their employment agreement. Mr. Cotshott is also provided up to $10,000 per year for financial and tax planning assistance and $5,000 per year for a comprehensive health appraisal. The perquisites for Ms. Loebl were also negotiated in her contract in lieu of any relocation expenses. The perquisites paid to the named executive officers in 2008 are further described in footnote (4) to the Summary Compensation Table included below in this proxy statement.
     Employment Contracts
     In February 2008, the Company entered into an Employment and Non-competition Agreement with its new President and Chief Executive Officer, Gary J. Cotshott (“Cotshott Employment Agreement”). In negotiating this agreement, the Committee established a strong equity component to Mr. Cotshott’s compensation because it believes that a major share of the CEO’s total compensation needs to be driven by the Company’s consistent delivery of solid financial results.
     Under the Cotshott Employment Agreement, Mr. Cotshott will receive: (1) an initial annual base salary of $350,000; (2) non-qualified stock options to purchase 300,000 shares, which (i) vest in equal quarterly installments over four years, starting at the end of the 1st quarter of 2008, (ii) have a ten-year term, and (iii) bear a strike price equal to the closing price of the Company’s common stock on February 11, 2008; (3) 50,000 shares of restricted stock, which vest in equal quarterly installments over four years starting at the end of the 1st quarter of 2008; and (4) annual option grants for four years, starting in 2009, for a minimum of 50,000 shares. Mr. Cotshott is eligible to participate in the Company’s Annual Incentive Plan and the Executive Long-Term Incentive Plan during 2008, and he is guaranteed a cash bonus for fiscal 2008 of at least $126,000 under the Annual Incentive Plan. Mr. Cotshott will be entitled to participate in all benefits and executive prerequisites under the Company’s benefit plans, and he will receive up to $35,000 toward medical insurance reimbursement, professional financial and tax assistance, and annual medical examinations.
     Either TechTeam or Mr. Cotshott may terminate the Agreement without cause. TechTeam can terminate the Agreement with “Cause,” and Mr. Cotshott can terminate the Agreement for “Good Reason” or under certain circumstances upon a Change of Control. The Agreement will also terminate upon Mr. Cotshott’s death or disability. “Cause” includes: (1) an act of fraud, embezzlement, theft, or other similar material dishonest conduct in connection with his employment; (2) his willful and continued failure to substantially perform the principal aspects of the his duties, which continues after fourteen (14) days written notice; (3) an intentional action or failure to act by him that is materially injurious to the Company; (4) any act or omission by him involving malfeasance or gross negligence in the performance of his duties hereunder; and/or (5) his failure to follow the reasonable and lawful instructions given in good faith by the Board. “Good Reason” includes: (a) violation by the Company of this Agreement, which remains uncured after such breach for (60) days; (b) he is required to relocate outside the greater metropolitan Austin, Texas area; or (c) the Company reduces or reassigns, in any material aspect, any of his offices, titles, duties or responsibilities, reporting requirements, authority or prerogatives or removes him from any position in the Company, including membership on the Board of Directors. A “Change of Control” of the Company means: (i) any merger, consolidation, recapitalization of the Company or the sale or other transfer of greater than 50% of all then outstanding voting shares of the Company entitled to vote generally in the election of the directors; (ii) the consummation of the sale, lease, dissolution or other transfer or disposition of all or a majority of the assets or operations of the Company; or (iii) a change in composition of the Board of Directors involving a majority of the then current incumbent directors as a result of either an actual or threatened election contest, as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934, as amended.

     Further, the Agreement requires Mr. Cotshott to maintain the confidentiality of TechTeam’s confidential information, not to compete with TechTeam during his employment and for one year after the termination of the Agreement, or solicit TechTeam’s employees or customers during the term of the Agreement and two years thereafter.
     Christoph Neut, Senior Vice President, EMEA, is an employee of TechTeam Global NV/SA, the Company’s Belgian subsidiary. Mr. Neut has an employment contract with TechTeam Global NV/SA that is similar in material aspects to the employment contracts for other employees of TechTeam Global NV/SA.
     On October 7, 2008, the Company entered into an Employment and Non-Competition Agreement with Ms. Loebl (“Employment Agreement”). Under the Employment Agreement, Ms. Loebl will receive: (1) an initial annual salary of $300,000; (2) 150,000 non-qualified stock options (“Options”), which (i) vest in equal annual installments over four years, (ii) have a ten year term, and (iii) bear a strike price of the closing price of the Company’s common stock on October 7, 2008; and (3) 35,000 shares of restricted stock (“Restricted Stock”), which vest in equal annual installments over four years. Ms. Loebl is eligible to participate in the Company’s Annual Incentive Plan (“AIP”) and the Executive Long-Term Incentive Plan (“LTIP”) during 2008, and she is guaranteed a cash bonus for fiscal 2008 of at least $50,000. Ms. Loebl will be entitled to participate in all benefits and executive perquisites under the Company’s benefit plans.
     TechTeam may terminate the Employment Agreement with or without “Cause.” Ms. Loebl can terminate the Employment Agreement with or without “Good Reason” or under certain circumstances upon a Change of Control. The Agreement will also terminate upon Ms. Loebl’s death or disability. Cause includes, but is not limited to; (1) an act of fraud, embezzlement, theft, or other similar material dishonest conduct in connection with her employment; (2) her willful and continued failure to substantially perform the principal aspects of the her duties, which continues after fourteen (14) days written notice; (3) an intentional action or failure to act by her that is materially injurious to the Company; (4) any act or omission by her involving malfeasance or gross negligence in the performance of her duties hereunder; and/or (5) her failure to follow the reasonable and lawful instructions given in good faith by the Board. Good Reason includes (a) violation by the Company of the Employment Agreement, which remains uncured after such breach for (60) days; (b) the reduction of her base salary; or (c) any diminution in her authority, duties or responsibilities, below the authority, duties or responsibilities of chief financial executives in the United States companies of similar size and nature of the Company.
     In the event the Employment Agreement is terminated by Ms. Loebl for Good Reason or the Company without Cause, the Company shall pay her, as severance, in a lump sum within fourteen (14) days of such termination, an amount equal to her annual base salary plus (i) any earned, but not paid, bonus from the prior fiscal year; (ii) her target cash bonus for the then current full fiscal year; (iii) the cash value of any unused accrued vacation time, (iv) her COBRA expenses for her health and dental insurance for twelve (12) months; and (v) executive outplacement services for a period of up to nine (9) months. In addition, the Company will vest an additional one year of the Options, Restricted Stock, and any restricted stock granted under the LTIP and provide for a 12 month period to complete the exercise of all vested Options.
     In the event the Employment Agreement is terminated by the Company with Cause or by Ms. Loebl without Good Reason, the Company shall not be obligated to make any further payment of annual base salary, AIP or LTIP bonuses or provide any benefits under the Employment Agreement (other than payments of annual base salary, unused accrued vacation and reimbursements for expenses incurred, through the date of termination). All unvested Options and Restricted Stock will immediately expire on the date of termination, and Ms. Loebl will have (90) days after the date of termination to exercise any vested Options, after which time they will expire.
     The Employment Agreement also addresses a possible change of control. A “Change of Control” of the Company means: (i) any merger, consolidation, recapitalization of the Company or the sale or other transfer of greater than 50% of all then outstanding voting shares of the Company entitled to vote generally in the election of the directors; or (ii) the consummation of the sale, lease, dissolution or other transfer or disposition of all or a majority of the assets or operations of the Company. In the event of a termination by Ms. Loebl following a Change of Control under this provision, the Company shall pay her, as severance, in a lump sum within fourteen (14) days of such termination, (1) an amount equal to the her annual base salary; (2) the target bonus under the AIP for the then current fiscal year; (3) any accrued vacation pay, in which case to the extent not theretofore paid; (4) continued benefits to her in accordance with the plans, programs, practices and policies of the Company as if the her employment had not been terminated for a period of twelve (12) months; provided, however, the benefits shall cease if she becomes eligible to receive medical or other welfare benefits from another employer; and (5) provide her executive outplacement services for a period of up to nine (9) months. All her unvested Options and Restricted Stock shall immediately vest, and she shall have a period of twelve (12) months after the date of termination to exercise any vested Options.
     Further, the Employment Agreement requires Ms. Loebl to maintain the confidentiality of TechTeam’s confidential information, not to compete with TechTeam during her employment and for one year after the termination of the Employment Agreement, or solicit TechTeam’s employees or customers during the term of the Employment Agreement and two years thereafter.

     On February 3, 2006, the Company entered into an Employment and Non-Competition Agreement with Mr. Brown (the “Employment Agreement”). The term of the Employment Agreement is for three-years commencing, on February 16, 2006. In November 2007, the Company and Mr. Brown agreed that his Employment Agreement would not be renewed. Accordingly, on November 2, 2007, the Company and Mr. Brown agreed to modify his Employment Agreement and entered into Amendment to Employment and Noncompetition Agreement (“Amendment”). The Amendment provides, among other things, that: (1) all unvested stock-based awards (options and restricted stock) then outstanding or issued as a result of the 2007 LTIP awards would become immediately vested on the date of his resignation as President and Chief Executive Officer, (2) Mr. Brown will have until February 15, 2010, to exercise any outstanding stock options, and (3) Mr. Brown will be paid a bonus for fiscal 2008 of not less than $75,000. Mr. Brown resigned as President and Chief Executive Officer on February 11, 2008. Mr. Brown’s employment was terminated per his agreement on February 15, 2009.
     Other than Employment Agreements Relating to a Change of Control discussed under Severance Benefits below, the Company does not have employment agreements with any of its other named executive officers.
     Severance Benefits
     In the event the Employment Agreement is terminated by Mr. Cotshott for Good Reason or the Company without Cause, the Company shall pay him, as severance, in a lump sum within fourteen (14) days of such termination, an amount equal to his Annual Base Salary plus (i) his target bonus for the then current full fiscal year, (ii) the cash value of any unused accrued vacation time, and (iii) a Twenty Thousand dollars payment for his healthcare. In addition, within fourteen (14) days of termination, the Company will vest, issue and give to Mr. Cotshott an additional four fiscal quarters of his initial option grant, any annual grant thereafter, and his restricted stock, and provide for a 12 month period to complete the exercise of all vested stock options.
     In the event the Employment Agreement is terminated by Ms. Loebl for Good Reason or the Company without Cause, the Company shall pay her, as severance, in a lump sum within fourteen (14) days of such termination, an amount equal to her annual base salary plus (i) any earned, but not paid, bonus from the prior fiscal year; (ii) her target cash bonus for the then current full fiscal year; (iii) the cash value of any unused accrued vacation time, (iv) her COBRA expenses for her health and dental insurance for twelve (12) months; and (v) executive outplacement services for a period of up to nine (9) months. In addition, the Company will vest an additional one year of the options, restricted stock, and any restricted stock granted under the LTIP and provide for a 12 month period to complete the exercise of all vested options.
     In the event of a termination by Ms. Loebl following a Change of Control under this provision, the Company shall pay her, as severance, in a lump sum within fourteen (14) days of such termination, (1) an amount equal to the her annual base salary; (2) the target bonus under the AIP for the then current fiscal year; (3) any accrued vacation pay, in which case to the extent not theretofore paid; (4) continued benefits to her in accordance with the plans, programs, practices and policies of the Company as if the her employment had not been terminated for a period of twelve (12) months; provided, however, the benefits shall cease if she becomes eligible to receive medical or other welfare benefits from another employer; and (5) provide her executive outplacement services for a period of up to nine (9) months. All her unvested Options and Restricted Stock shall immediately vest, and she shall have a period of twelve (12) months after the date of termination to exercise any vested Options.
     Under Mr. Brown’s employment agreement, as described above, if Mr. Brown is dismissed from his position without “cause”, as defined in the employment agreement, Mr. Brown will be entitled to payment of his base salary for the remaining term of his agreement. After his replacement as President and Chief Executive Officer in February 2008, Mr. Brown continued to be employed by the Company through February 15, 2009. Upon his resignation as President and Chief Executive Officer in February 2008, all of his outstanding equity grants immediately vested, and he was given until February 15, 2010 to exercise his existing stock options. Further, he was guaranteed a cash bonus of not less than $75,000 for 2008.
     The Company and Mr. Lichtman signed an Employment Separation and Release Agreement in June 2008. Under this Agreement, the Company paid Mr. Lichtman a lump-sum severance payment of $150,000, extended the term of for his exercise of his vested stock options for one-year after August 15, 2008, paid his COBRA for health and dental insurance for ten months, and provided him outplacement services for a period of six months.
     Mr. Neut is a party to an employment agreement subject to the laws of Belgium, which provides severance protection that is dependent upon his salary and the length of time that he has been employed. See Potential Payments upon Termination or Change of Control on p. 26.

     Messrs. Burke and Gumber are entitled to severance benefits under the Company’s Executive Separation Policy Statement if they are terminated without “cause,” as defined in the policy statement. “Cause” is defined as any one of the following: (1) conviction of a felony or conduct with respect to his duties that are fraudulent or materially illegal; (2) use of illegal drugs or the abuse of alcohol; (3) willful neglect of duties or negligence in the performance of his duties which materially affects the Company or an affiliate’s business, or two consecutive failing performance evaluations; or (4) failure to follow reasonable instructions given in good faith by the Board of Directors. Under this policy, they are entitled to a lump-sum severance payment of salary and medical benefits for a period of twelve months after termination. Currently, the Company estimates the severance expense for Messrs. Burke and Gumber to be approximately $231,000 and $238,000, respectively. Under this policy, in order to provide incentives for the executive to remain employed by the Company, an executive’s unexercised vested stock options must be exercised within 90 days of termination, and the unvested restricted stock or options are forfeited at the termination of employment.
     The Company has adopted a change-in-control severance pay program for executive officers that do not have employment contracts. The program is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the Company. In addition, for executives, the program is intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executives’ own employment.
     Each of Messrs. Burke and Gumber has entered into an Employment Agreements Relating to Change of Control that provides him with severance benefits in the case of a change in control of TechTeam. These agreements provide these executives, in the event of their involuntary termination after a change in control, with (i) a lump-sum payment by TechTeam of 100% of their respective base annual salary, (ii) accelerated vesting of all unvested options to purchase common stock of TechTeam, (iii) employee benefits for a one-year period, and (iv) one year of Company-paid outplacement services. “Change of Control” is defined in the agreement as: (1) the sale of (a) all then outstanding shares of common stock of TechTeam or (b) 51% of outstanding voting securities of TechTeam entitled to vote generally in the election of the directors; or (2) the consummation of the sale or other disposition of all or substantially all of the assets or operations of TechTeam.
     Deductibility Cap on Executive Compensation
     Section 162(m) of the Internal Revenue Code provides, in general, that compensation to certain individual executives during any year in excess of $1 million is not deductible by a public company. The Committee believes that, given the range of salaries and number of stock options of executive officers, the $1 million threshold may be reached by an executive officer of TechTeam in the near future. Accordingly, the Committee will be considering its policy regarding compensation not qualifying for tax deductibility in 2009.
     Compensation Consultants
     Consistent with the Committee’s charter, the Committee may retain the services of independent compensation experts. In 2008, the Committee did not retain the services of any compensation consultants to provide them with competitive salary data for executive officers.
Summary Compensation Table
     The following table sets forth certain information concerning compensation awarded to, paid to or earned by TechTeam’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly-compensated executive officers of TechTeam as of December 31, 2008 (the “named executive officers”), and their compensation for the 2008, 2007 and 2006 fiscal years.

SUMMARY COMPENSATION TABLE
						Non-Equity	All Other
				Stock	Option	Incentive Plan	Compensation	Total
		Salary	Bonus	Awards(1)	Awards(2)	Compensation	(3)	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Gary J. Cotshott	2008	$289,423	$126,000	$99,875	$165,003	$—	$18,758	$699,059
Principal Executive Officer

William C. Brown (4)	2008	384,000	75,000	203,030	61,547	—	5,805	729,382
Principal Executive Officer	2007	384,000	95,500	65,750	74,482	—	56,397	676,129
	2006	313,108	310,000	57,531	281,221	—	55,524	1,017,384

Margaret M. Loebl	2008	50,770	50,000	15,072	17,891	—	5,290	139,023
Principal Financial Officer

Marc J. Lichtman (5)	2008	129,800	—	18,700	49,261	—	160,607	358,368
Principal Financial Officer	2007	175,705	30,000	10,086	2,815	—	8,490	227,096
	2006	166,641	26,000	4,815	—	—	8,508	205,964

Robert W. Gumber	2008	235,115	23,400	25,359	25,496	—	9,422	318,792
Vice President of Service	2007	228,635	45,550	18,901	5,398	—	44,759	343,243
Delivery	2006	158,365	20,000	18,496	—	—	75,089	271,950

Kevin P. Burke	2008	226,385	33,800	20,110	49,979	—	8,512	338,786
Senior Vice President	2007	209,100	49,400	14,063	21,040	—	5,571	299,174
Americas

Christoph A. Neut (6)	2008	275,310	10,000	29,750	41,951	—	44,357	401,368
Senior Vice President,	2007	303,001	65,707	20,539	9,313	—	37,374	435,934
EMEA	2006	239,650	32,500	20,707	—	—	33,078	325,935

(1)	Includes common stock granted under the 2006 Incentive Stock and Awards Plan in 2008 (“ISAP”). The amounts in this column represent the expense recognized for financial statement reporting purposes in 2008 in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded), and therefore includes expense from awards granted prior to 2008. The amortization period begins in the month of the award date. Valuation assumptions used in determining the amortization expense are included in Note 10 of the Company’s audited financial statements in the Form 10-K for the years ended December 31, 2008.

(2)	Includes stock options granted under the ISAP. The amounts in this column represent the expense recognized for financial statement reporting purposes in 2008 in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded), and therefore includes expense from awards granted in and prior to 2008. The amortization period begins in the month of the award date. The amortization period begins in the month of the award date. Valuation assumptions used in determining the amortization expense are included in Note 10 of the Company’s audited financial statements in the Form 10-K for the years ended December 31, 2008.

(3)	For the named executive officers, this column includes the information set forth in the table below.

(4)	Mr. Brown resigned as President and Chief Executive Officer on February 11, 2008.

(5)	Mr. Lichtman resigned as Corporate Vice President, Chief Financial Officer and Treasurer on August 15, 2008. Mr. Lichtman received 2,000 shares of the Company’s common stock in consideration for his service, the value of which is reflected in the Stock Awards column. Also, he received severance of $150,000, which is reflected in All Other Compensation.

(6)	Mr. Neut’s 2008 compensation is reported in U.S. dollars based upon the prevailing exchange rate from the euro to U.S. dollar on March 13, 2009 of $1.28. His 2007 compensation is reported in U.S. dollars based upon the prevailing exchange rate from the euro to U.S. dollar on March 13, 2008 of $1.54. His 2006 compensation is reported in U.S. dollars based upon the prevailing exchange rate from the euro to U.S. dollar on February 12, 2007 of $1.30 per euro. The numbers represented in the tables are determined by multiplying the exchange rates noted above by the amount of his compensation in euro.

		401 (k)		Insurance			Belgian
		Company		Premiums	Severance or		Benefits
Name	Year	Match		(a)	Perquisites		(e)	Total
Gary J. Cotshott	2008	$2,825		$11,194	$4,739	(b)	n/a	$18,758

William C. Brown	2008	4,461		1,344	—		n/a	5,805
	2007	12,054		1,344	42,999	(c)	n/a	56,397
	2006	5,252		672	49,600	(c)	n/a	55,524

Margaret M. Loebl	2008	—		7	5,283	(c)	n/a	5,290

Marc J. Lichtman	2008	8,168		2,439	150,000		n/a	160,607
	2007	6,051		2,439	—		n/a	8,490
	2006	6,070		2,438	—		n/a	8,508

Robert W. Gumber	2008	6,281		329	2,812	(d)	n/a	9,422
	2007	6,770		214	37,775	(d)	n/a	44,759
	2006	7,456		206	67,427	(d)	n/a	75,089

Kevin P. Burke	2008	7,787		725	—		n/a	8,512
	2007	4,845		726	—		n/a	5,571

Christoph A. Neut	2008	15,590	(f)	131	24,055		$4,581	44,357
	2007	14,396	(f)	171	17,210		5,597	37,374
	2006	11,726	(f)	143	16,662		4,547	33,078

(a)	Represents payments for health insurance and term life insurance.

(b)	Represents the cost of an annual physical.

(c)	Includes amounts for housing provided by the Company and/or the use of a Company automobile.

(d)	Between November 2003 and June 2006, Mr. Gumber was the Vice President of Operations, EMEA, living in Brussels, Belgium, as an expatriate. As part of his employment arrangement, TechTeam paid for his automobile, housing, certain travel expenses, and, as of October 2005, a monthly expense stipend. A portion of the amount listed for 2006 and all of the amounts paid in 2007 is for the gross up of the compensation to pay for Mr. Gumber’s additional tax burden as a result of the payments

(e)	Includes amounts paid for benefits particular to TechTeam’s subsidiary in Belgium, TechTeam Global NV/SA, including luncheon vouchers and representation allowances.

(f)	Represents the amount paid by TechTeam Global, NV/SA toward a retirement plan for Mr. Neut.

Grants of Plan-Based Awards In 2008
     The compensation plans under which the grants in the following table were made are generally described in the Compensation Discussion and Analysis, beginning on page 13, and include the Annual Incentive Plan (a non-equity, cash incentive plan) and the Long-Term Incentive Plan (which provides for restricted stock grants).

								All other	All other
								stock	option
								awards:	awards:	Exercise or
	Grant	Estimated future payouts under			Estimated future payouts under equity			Number of	Number of	base price
	Date	non-equity incentive plan awards (2)			incentive plan awards (3)			shares of	securities	of option	Grant date fair
	(mm/dd/year)	Threshold	Target	Maximum		Target	Maximum	stock or	underlying	awards	value of stock and
Name	(1)	($)	($)	($) (5)	Threshold ($)	($)	($) (6)	units (#)	options (#)	($/Sh)	option awards
Gary J. Cotshott	02/11/2008	—	—	—	—	—	—	—	300,000	$7.99	$660,010
	02/11/2008	—	—	—	—	—	—	50,000	—	—	399,500
	—	115,200	192,000	365,750	—	—	—	—	—	—	—
	01/01/2008	—	—	—	52,500	105,000	—	—	—	—	—

William C. Brown	—	115,200	192,000	364,800	—	—	—	—	—	—	—
	01/01/2008	—	—	—	57,600	115,200	—	—	—	—	—

Margaret M. Loebl	10/07/2008	—	—	—	—	—	—	—	150,000	6.89	286,260
	10/07/2008	—	—	—	—	—	—	35,000	—	—	241,150
	—	22,500	37,500	50,000	—	—	—	—	—	—	—
	01/01/2008	—	—	—	37,500	75,000	—	—	—	—	—

Marc J. Lichtman	08/15/2008	—	—	—	—	—	—	2,000	—	—	18,700
	—	42,931	71,552	135,949	—	—	—	—	—	—	—
	01/01/2008	—	—	—	17,200	34,400	—	—	—	—	—

Robert W. Gumber	—	60,614	101,024	191,946	—	—	—	—	—	—	—
	01/01/2008	—	—	—	28,125	56,250	—	—	—	—	—

Kevin Burke	—	61,245	102,075	193,942	—	—	—	—	—	—	—
	01/01/2008	—	—	—	27,625	55,250	—	—	—	—	—

Christoph Neut (4)	—	71,252	118,753	225,630	—	—	—	—	—	—	—
	01/01/2008	—	—	—	31,680	63,360	—	—	—	—	—

(1)	As the Company did not meet the threshold required for an award, no restricted stock was awarded under the Long-Term Incentive Plan in 2008.

(2)	Represents the possible range of payouts to named executive officers under the Company’s Annual Incentive Plan during 2008.

(3)	The Company is reporting these numbers in dollars, rather than in number of shares, because the size of the award is a factor of the executive officer’s base salary. The number of shares is determined by an average price of the Company’s stock for the thirty trading days before March 15 of each fiscal year.

(4)	Amounts for Mr. Neut are reported in U.S. dollars based upon the prevailing exchange rate from the euro to U.S. dollar on March 13, 2009 of $1.28. The numbers represented in the table are determined by multiplying the exchange rate by the amount of his compensation in euro.

(5)	For purposes of this table, a 200% payout on the Company and business unit’s financial performance target was assumed. Due to the restriction on the size of the available bonus pool.

(6)	The maximum payout under the Long-Term Incentive Plan is unlimited, and therefore, no maximum is set forth.

Outstanding Equity Awards at December 31, 2008

		Option Awards				Stock Awards
					Option	Number of	Market Value of
		Number of Securities Underlying		Option	Expiration	Shares of	Shares that have
		Unexercised Options		Exercise	Date	Stock that have	not Vested
Name		Exercisable	Unexercisable	Price	(mm/dd/year)	not Vested	($)(6)
Gary J. Cotshott		75,000	225,000	$7.99	02/11/18	—	—
		—	—	—	—	37,500	219,375

William C. Brown	(1)	125,000	—	9.58	02/15/10	—	—

Margaret M. Loebl		—	150,000	6.89	10/07/18	—	—
		—	—	—	—	35,000	204,750

Marc J. Lichtman	(2)	16,000	—	7.42	08/15/09	—	—
		10,000	—	9.00	08/15/09	—	—
		14,000	—	11.80	08/15/09	—	—
		10,000	—	9.83	08/15/09	—	—
	(2)	1,250	—	12.96	08/15/09	—	—

Robert W. Gumber		15,000	—	9.00	07/09/14	—	—
		10,000	—	9.83	12/13/15	—	—
	(2)	1,250	3,750	12.96	06/08/17	—	—
	(2)	6,250	18,750	11.82	11/14/17	—	—
	(5)	—	—	—	—	3,283	19,205
	(3)	—	—	—	—	4,096	23,961
	(4)	—	—	—	—	1,437	8,406
	(4)	—	—	—	—	2,650	15,502

Kevin P. Burke		10,000	10,000	11.25	12/29/16	—	—
	(2)	10,000	30,000	11.82	11/14/17	—	—
	(4)	—	—	—	—	2,500	14,625
	(4)	—	—	—	—	3,254	19,036

Christoph Neut		15,000	—	9.02	07/16/14	—	—
		10,000	—	9.83	12/13/15	—	—
	(2)	2,300	6,900	12.96	06/08/17	—	—
	(2)	10,000	30,000	11.82	11/14/17	—	—
	(5)	—	—	—	—	3,819	22,341
	(3)	—	—	—	—	4,378	25,611
	(4)	—	—	—	—	1,422	8,319
	(4)	—	—	—	—	4,140	24,219

(1)	The remaining options became fully vested on February 11, 2008 as part of the amendment to Mr. Brown’s Employment Agreement, and the restricted shares became fully vested on February 11, 2008, as part of the amendment to Mr. Brown’s Employment Agreement.

(2)	The options vest in four equal parts annually on the anniversary of the date of grant.

(3)	The restricted shares vest in four equal parts annually commencing on January 1, 2009.

(4)	The restricted shares vest in four equal parts annually on the anniversary of the date of award.

(5)	The restricted shares vest in four equal parts annually commencing on January 1, 2008.

(6)	The market value is based on the closing stock price of the Company’s common stock on December 31, 2008 of $5.85 per share.

Options Exercised and Stock Vested in 2008

	Number of
	Shares	Value	Number of	Value
	Acquired on	Realized on	Shares Acquired	Realized
	Exercise	Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Gary J. Cotshott	—	$—	12,500	$103,250
William C. Brown	—	—	25,534	213,514
Margaret M. Loebl	—	—	—	—
Marc J. Lichtman	—	—	2,755	26,284
Robert W. Gumber	—	—	2,050	17,813
Kevin P. Burke	—	—	1,250	6,575
Christoph A. Neut	—	—	1,745	19,934
Deferred Compensation Program
     The Company provides a non-qualified deferred compensation plan to its management. The Supplemental Retirement Savings Plan (SRSP) enables executives to defer up to 17% of their compensation to the Company’s 401(k) and SRSP combined. Deferral elections are made in December for the upcoming plan year and are irrevocable for that one year. Elections for deferrals on bonus compensation must be made by June 15. None of the named executive officers participate in the SRSP.
Retirement Benefits
     We maintain two 401(k) plans, which are defined contribution plans qualified under sections 401(a) and 401(k) of the Internal Revenue Code, under which our U.S. employees, including named executive officers, may participate. Eligible employees may elect to contribute a portion of their salary to the plan, and the Company provides matching contributions on the employees’ contributions for 100% of the first 1% and 50% of the next 5% of the employee’s base salary. The TechTeam Global, Inc. 401(k) plan pays this matching contribution in Company stock, and Messrs. Cotshott, Gumber and Burke and Ms. Loebl participate in this Plan.
Potential Payments upon Termination or Change-in-Control
     The following table quantifies potential payments and benefits to the named executive officers under the Company’s compensation and benefit plans and arrangements, assuming a termination of employment or a change of control of the Company as of December 31, 2008. Please refer to sections of the Company’s Compensation Discussion & Analysis, including Employment Contracts starting on page 18 and Severance Benefits starting on page 20.

			Acceleration of	Annual
		Miscellaneous	Share-Based	Disability	Life
Name	Cash Severance (1)	Benefits (2)	Awards	Benefits	Insurance	Total
Gary J. Cotshott
Termination without cause or with good reason	$560,000	$20,000	$99,875	—	—	$679,875
Death	210,000	—	299,625	—	$500,000	1,009,625
Disability	230,000	20,000	299,625	$120,000	—	669,625
Change of Control	560,000	31,500	299,625	—	—	891,125
William C. Brown
Actual termination (2)	—	6,494	197,941	—	—	204,435
Margaret M. Loebl
Termination without cause or with good reason	450,000	22,000	60,287	—	—	532,287
Death	150,000	—	226,078	—	500,000	876,078
Disability	150,000	—	226,078	120,000	—	496,078
Change of Control	450,000	22,000	226,078	—	—	698,078
Marc J. Lichtman
Actual termination (3)	150,000	10,093	18,700	—	—	178,793
Robert W. Gumber
Termination without cause	238,000	22,000	—	—	—	260,000
Death	—	—	—	—	500,000	500,000
Disability	—	—	69,209	120,000	—	189,209
Change of Control	345,100	22,000	—	—	—	367,100
Kevin P. Burke
Termination without cause	231,000	22,000	—	—	—	253,000
Death	—	—	—	—	500,000	500,000
Disability	—	—	—	120,000	—	120,000
Change of Control	334,950	22,000	52,633	—	—	409,583
Christoph A. Neut (4)
Termination without cause	951,698	—	—	—	—	951,698
Death	—	—	—	—	106,807	106,807
Disability	—	—	—	82,699	—	82,699
Change of Control	951,698	—	84,129	—	—	1,035,827

(1)	Except as noted in the table above and potentially Mr. Neut, these employees do not receive any additional payments if (i) they voluntarily terminate their employment, or (ii) their employment is terminated by the Company with cause.

(2)	Represents an estimated cost of health care and outplacement services to be provided by the Company.

(3)	Mr. Brown remained an employee of the Company through February 15, 2009, and therefore did not receive any cash severance payments following his resignation as President and Chief Executive Officer.

(4)	Mr. Lichtman resigned on August 15, 2008, and received 2,000 shares of common stock in compensation for his service, which is reflected in the Acceleration of Share-based Awards column.

(5)	Mr. Neut is a citizen of and works in Belgium. The amount of the severance for persons of his stature is generally negotiated between the parties. As a general rule in Belgium, the parties negotiate based upon the Claeys Formula, a formula that has been developed which considers a number of factors, including the length of service, salary, bonus, benefits and perquisites. The legal minimum is significantly less than the amount calculated by the Claeys Formula, or $389,330 for Mr. Neut. For the purposes of this table, the Company has utilized the Claeys Formula to calculate the cash severance amount. It is not intended to be an admission by the Company that, in the event of the separation of Mr. Neut from the Company, the Company will owe him an amount based upon the Claeys Formula. The amounts set forth in U.S. dollars are determined based upon the prevailing exchange rate from the euro to U.S. dollar on December 31, 2008 of $1.39.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis as required by Item 402(b) with management. Based upon this review and discussion, the Compensation Committee recommended to the Board, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy.
     The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such report by reference therein.
Respectfully Submitted,
Kent Heyman
John P. Jumper
Alok Mohan
REPORT OF THE AUDIT COMMITTEE
     In connection with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and the consolidated financial statements to be included therein, the Audit Committee has:
1)	reviewed and discussed the audited consolidated financial statements with management;

2)	discussed with Ernst & Young, LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended; and

3)	received the written disclosures and letter from Ernst & Young, LLP required by the applicable requirements of the PCAOB regarding Ernst & Young, LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young, LLP its independence with respect to the Company.
     Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.
Richard R. Widgren, Chair
James G. Roche
Andrew R. Siegel
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     During the past fiscal year, the Compensation Committee was comprised solely of non-employee directors. No member of the Compensation Committee was an officer or employee of TechTeam or any of its subsidiaries during the fiscal year 2008. None of the executive officers of TechTeam has served on the board of directors or on the compensation committees of any other entity of whose officers have served either on the Board of Directors or on the Compensation Committee of TechTeam.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     The Audit Committee is responsible for the review and approval or ratification of any related person transaction required to be reported by the Company, and while the policies and procedures relating to the Audit Committee’s review and approval of related person transactions are not in writing, they are evidenced through the minutes of the Audit Committee meetings where a related person transaction is discussed. Since January 1, 2008, there have been no proposed or actual transactions, in which the Company was or is proposed to be a participant and the amount involved exceeded or exceeds $120,000, and in which any director, nominee for director, executive officer or 5% stockholder of the Company, or any immediate family member of any of the foregoing, had or will have a direct or indirect material interest.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
     Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with the rules and regulations adopted by the Securities and Exchange Commission. Any proposal which an eligible stockholder desires to have included in the Company’s proxy statement and presented at the 2010 annual meeting of stockholders will be included in the Company’s proxy statement and related proxy card if it is received by the Company no later than December 7, 2009 (120 calendar days prior to the anniversary of the mailing date of this proxy statement) and if it complies with Securities and Exchange Commission rules regarding inclusion of proposals in proxy statements.
     Other deadlines apply to the submission of stockholder proposals for the 2010 annual meeting that are not required to be included in the Company’s proxy statement under Securities and Exchange Commission rules. With respect to these stockholder proposals for the 2010 annual meeting, the Company’s bylaws provide certain requirements for advance notification by stockholders of business to be conducted at annual meetings but not necessarily included in the Company’s proxy statement. In order to be timely, a stockholder notice must be delivered to or mailed and received in writing by the Company’s Secretary at the principal executive offices of the Company not more than 120 days or less than 90 days prior to May 6, 2010 (the anniversary of this year’s annual meeting date) unless the 2010 annual meeting is not held within 30 days of May 6, 2010. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 6, 2009.
     The 2009 proxy statement and 2008 annual report are available at http://www.techteam.com/investors.
OTHER MATTERS
     Management of TechTeam knows of no other matters to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the shares of common stock represented by proxy will be voted with respect thereto at the discretion of the persons voting them.
By order of the Board of Directors
Michael A. Sosin
Vice President, General Counsel
and Secretary
Dated: March 30, 2009

TECHTEAM GLOBAL, INC.
Proxy for Annual Meeting of Stockholders May 6, 2009
This Proxy is Solicited on Behalf of the Board of Directors of
TechTeam Global, Inc. and will be Voted.
The undersigned hereby appoints Gary J. Cotshott and/or Margaret M. Loebl, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of TechTeam Global, Inc., a Delaware corporation (the “Company”) to be held at The Langham Hotel, 250 Franklin Street, Boston, Massachusetts at 10:00 a.m. E.D.T., May 6, 2009, and any adjournment(s) or postponement(s) thereof, and to vote all shares of stock of the Company standing in the name of the undersigned, with all the powers the undersigned would possess if personally present at such meeting:
1.	Election of directors of the Company: Nominees: Gary J. Cotshott, Charles Frumberg, Seth W. Hamot, James A. Lynch, Dov H. Scherzer, Andrew R. Siegel, and Richard R. Widgren.
☐	FOR all nominees listed above, except vote withheld from the following nominees (if any):

☐	WITHHOLD AUTHORITY to vote for all nominees listed above.
2.	Ratification of independent registered public accounting firm for fiscal 2009:
☐	RATIFY the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm.

☐	REJECT the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm.
(Continues and to be signed on the reverse side)
3.	In their discretion on such other matters as may properly come before the meeting.

Management and the Board of Directors recommend a vote FOR election of the directors set forth above and to RATIFY the appointment of Ernst & Young, LLP.

This proxy card when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the proposal(s).

Copies of the Notice of Meeting dated March 30, 2009 and the Proxy Statement dated March 30, 2009 have been received by the undersigned.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 6, 2009.
The 2009 proxy statement and 2008 annual report are available at http://www.techteam.com/investors.

PLEASE DATE AND SIGN HERE

Dated:

Name:

PLEASE DATE, SIGN, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY.

☐ Please check here if you plan to attend this meeting.